Exhibit 5.1

Michael E. Tenta

T: +1 650-843-5636

mtenta@cooley.com

July 17, 2020

Cytokinetics, Incorporated

280 East Grant Avenue

South San Francisco, California

Ladies and Gentlemen:

We have acted as counsel to Cytokinetics, Incorporated, a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 8,385,417 shares of the Company’s common stock, par value $0.001 (the “Shares”), including up to 1,093,750 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares pursuant to a Registration Statement on Form S-3ASR (Registration Statement No. 333-234537) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated July 16, 2020 and filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable. We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

3175 HANOVER STREET PALO ALTO, CA 94304-1130 PHONE: (650) 843-85000 FAX: (650) 849-7400 WWW.COOLEY.COM

July 17, 2020

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This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or of any changes in applicable law.

Very truly yours,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

3175 HANOVER STREET PALO ALTO, CA 94304-1130 PHONE: (650) 843-85000 FAX: (650) 849-7400 WWW.COOLEY.COM